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                                                                    EXHIBIT 23.3

                          CONSENT OF KPMG LLP

The Board of Directors
SpeedFam-IPEC, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 pertaining to the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC, Inc. of our report dated August 4, 1998, relating to the consolidated balance sheets of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-K of Integrated Process Equipment Corp.

                                              KPMG LLP

Phoenix, Arizona
April 8, 1999